Exhibit 99.1

Gregory J. Hayes Elected UTC Senior Vice President

and Chief Financial Officer

HARTFORD, Conn., Sept. 10, 2008 – United Technologies Corp. (NYSE:UTX) today announced the election of Gregory J. Hayes as the corporation’s Senior Vice President and Chief Financial Officer, effective immediately.

Hayes, 47, will have global responsibility for UTC’s Finance function. UTC business unit chief financial officers will report functionally to Hayes. Hayes also will direct communications and interactions with UTC’s Board of Directors, Audit Committee and the broader investor community. He will continue to report to UTC President and Chief Executive Officer Louis Chênevert.

“Greg’s strong performance, particularly over the last four years in the office of the CFO, has consistently demonstrated that he is exceptionally qualified to lead UTC’s Finance function,” Chênevert said. “He has become widely known and well regarded by Wall Street and our shareholder communities. I know he will continue to be a strong leader and an influential voice in setting UTC and business unit strategy and direction.”

Hayes came to UTC through the 1999 merger with Sundstrand Corp., where he served as Vice President, Finance, for Sundstrand Aerospace. He then became Vice President, Financial Planning & Analysis, for Hamilton Sundstrand. In 2003, he was named UTC Vice President and Controller, and in 2004 was appointed to the office of the CFO as UTC Vice President, Accounting and Controls. In 2006, his responsibilities were broadened to include Investor Relations. Hayes earned a bachelor’s degree in economics from Purdue University in 1982 and is a Certified Public Accountant.

“I am delighted to name Greg UTC’s SVP and CFO. This is the right next step for UTC and for Greg. I have worked closely with Greg over the past several years and he has provided tremendous support to me as I’ve assumed the UTC President and CEO role,” added Chênevert.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

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